UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2012

United Parcel Service, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15451	58-2480149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Glenlake Parkway, N.E., Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 828-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 16, 2012, United Parcel Service, Inc. (the “Company”) entered into a binding agreement (the “Agreement”) with the New England Teamsters and Trucking Industry Pension Fund (the “Fund”) to restructure pension liabilities to the Fund, following ratification by local unions affiliated with the International Brotherhood of Teamsters of changes to contracts affected by this agreement. As previously announced, as a result of entering into the Agreement, in the current quarter, the Company will record a liability of $896 million, representing the present value of the Company's $2.1 billion withdrawal liability from an existing funding pool under the Fund, which it will pay in equal monthly installments over 50 years. The withdrawal from that funding pool was effective September 16, 2012. The Fund may declare this withdrawal liability immediately payable only if a scheduled payment by the Company is not timely made and not paid within sixty days of receiving written notice of the missed payment.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
Date: September 17, 2012	By:	/s/ Kurt P. Kuehn
Kurt P. Kuehn
Senior Vice President and Chief Financial Officer